                                                                     Exhibit 7.1

                               Dated 1 June 1999



                           OBOADLER HOLDINGS LIMITED

                                      and


                      THE ASSOCIATED OCTEL COMPANY LIMITED



                            SHARE PURCHASE AGREEMENT

 relating to the sale and purchase of the whole of the issued share capital of
                            Oboadler CompanyLimited

                              LINKLATERS & PAINES
                                One Silk Street
                                London EC2Y 8HQ

                            Tel: (+44) 171 456 2000

                                     (DAB)

    Agreement for Purchase of Shares

    This Agreement is made on I June 1999

    Between:

(1) Oboadler Holdings Limited (Registered No 3760651) incorporated in England whose registered office is at High Field, Row Dow Lane, Shoreham, Kent TN15 6XN (the "Vendor"); and

(2) The Associated Octel Company Limited (Registered No344359) incorporated in England whose registered office is at Suite 2, Fourth Floor, Berkeley Square House, Berkeley Square, London W1X 6DT (the "Purchaser").

    It is agreed as follows:

1   Interpretation

    In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1 Definitions

    "Alcor" means Alcor Chemie AG (a Swiss company registered in the commercial registry of the Canton Zug);

    "Alcor Financing Costs" means all amounts (including, without limitation, principal, interest, fees and indemnity amounts) expressed to be payable by either or both of the Company and the Vendor to the Financiers under or in connection with the Financing Arrangements;

    "Alcor Purchase" means the purchase from Gunter Zobel and Elisabeth Zobel (both of Schneitstrasse 20, 6315 Oberageri) by the Company of all the shares of Alcor and Alcor Vertriebs pursuant to a sale and purchase agreement entered into on the date hereof;

    "Alcor Shares" means all the shares of Alcor and Alcor Vertriebs purchased by the Company pursuant to the Alcor Purchase;

    "Alcor Subsidiaries" means Alcor and Alcor Vertriebs;

    "Alcor Vertriebs" means Alcor Chemie Vertriebs AG (a Swiss company registered in the commercial registry of the Canton Zug);

    "Barclays Security" means the security taken by the Financiers over the Shares and the Alcor Shares;

    "Business Day" means a day on which banks are generally open for business in London (excluding Saturdays, Sundays and public holidays);

    "Company" means Oboadler Company Limited incorporated in England with registered number 3760777 whose registered office is at High Field, Row Dow Lane, Shoreham, Kent TN15 6XN;

    "Completion" means the completion of the sale and purchase of the Shares pursuant to Clause 6;

    "Completion Date" means the date of Completion;

--------------------------------------------------------------------------------

    "Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

    "Financiers" means Barclays Bank plc and any other Finance Party (as defined in the Financing Arrangements);

    "Financing Arrangements" means the US$90,000,000 facility agreement entered or to be entered into between the Company and, inter alia, Barclays Bank plc in order to effect the Alcor Purchase;

    "Finance Co" means Oboadler Finance Limited incorporated in England with registered number 3782993 whose registered office is at High Field, Row Dow Lane, Shoreham, Kent, TN15 6XN;

    "Guarantee" means the guarantee entered or to be entered into by the Vendor of the Company's obligations under or in connection with the Financing Arrangements;

    "Group" or "Group Companies" means the Company and its subsidiaries and "Group Company" means any one of them;

    "Independent Expert" means a person to whom the provisions of Clause 8.11 apply;

    "Initial Consideration" means the cash sum of US$1,850,000 (one million eight hundred and fifty thousand US dollars) paid as a non-refundable deposit on account of the Total Consideration;

    "Retained Benefits" means the aggregate of:

        (i) the cash amounts (or cash equivalent amounts as determined by agreement between the parties or, in the absence of such agreement, by an Independent Expert) of any distribution made or declared between the date hereof and Completion by any Group Company to any Vendor Group Company (other than a Group Company); and

        (ii) in the case of any transaction entered into between the date hereof and Completion between any Group Company and any Vendor Group Company (other than a Group Company) otherwise than on arms' length terms, the cash amounts (or cash equivalent amounts as determined by agreement between the parties or, in the absence of such agreement, by an Independent Expert) of the net profit or net benefit received or receivable pursuant to such transactions by any Vendor Group Company (other than a Group Company);

    "Share Consideration" means the product of the following formula:-

                              US$1.00 + A + B - C

              where:-

              A = Transaction Costs unpaid at Completion;

              B = Supplemental Consideration payable at Completion; and

              C = the Retained Benefits.

    "Shares" means the entire voting and non-voting issued share capital of the Company;

--------------------------------------------------------------------------------

    "Subordinated Loan" means the subordinated loan of US$10,000,000 made or to be made by the Purchaser (or an associated company thereof) to Finance Co and by Finance Co to the Company;

    "Supplemental Consideration" means the amount payable by the Purchaser to the Vendor pursuant to Clause 3.2.

    "Third Party Sale Price" means the cash proceeds of any disposal pursuant to Clause 4.3 to the extent received and retained by the Vendor;

    "Total Consideration" means the Initial Consideration plus the Share Consideration;

    "Transaction Costs" means all costs, losses and expenses (other than any costs, losses or expenses (i) incurred by reason of the breach by the Vendor or any Vendor Group Company of any contractual or legal provision; or (ii) taken into account in calculating the Retained Benefits) properly incurred by the Vendor or any member of the Vendor's Group (excluding any Group Company) in connection with the preparation, negotiation, entry into and putting into effect of this Agreement and the sale of the Shares contemplated herein;

    "Vendor Group" means the Vendor, the subsidiaries of the Vendor, the holding companies of the Vendor and any subsidiaries of such holding companies and "Vendor Group Company" means any one of them; and

    "Warranties" means the warranties and representations set out in Schedule 2 and "Warranty" means any one of them;

1.2 Subordinate Legislation

    References to a statutory provision include any subordinate legislation made from time to time under that provision;

1.3 Modification etc. of Statutes

    References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced;

1.4 Companies Act 1985

    The words "holding company" and "subsidiary" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985 as modified by the Companies Act 1989;

1.5 Interpretation Act 1978

    The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

--------------------------------------------------------------------------------

1.6 Clauses, Schedules etc.

    References to this Agreement include any Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement;

1.7 Information

    Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

1.8 Headings

    Headings shall be ignored in construing this Agreement.

1.9 Parties

    References to a party to this Agreement include references to the successors or permitted assigns (immediate or otherwise) of that party.

2   Agreement to Sell the Shares

    The Vendor shall sell or procure the sale of and the Purchaser, relying on the several representations, warranties and undertakings contained in this Agreement, shall purchase the Shares free from all Encumbrances (other than the Barclays Security) and together with all rights and advantages now and hereafter attaching thereto.

3   Consideration

    The consideration for the purchase of the Shares shall be the Total Consideration which shall be payable as provided in this Clause.

3.1 Initial Consideration

    In consideration for the Vendor entering into this agreement, the Purchaser shall pay to the Vendor on the date hereof the Initial Consideration, which on no account shall be repaid. The Vendor undertakes immediately to apply the sum of US$1,500,000 (one and a half million US Dollars) in subscribing for additional share capital of the Company.

3.2 Supplemental Consideration

    The Purchaser shall pay to the Vendor on Completion the sum of US$200,000 by way of Supplemental Consideration.

3.3 Share Consideration

    The consideration payable for the Shares on Completion, which shall be satisfied by the Purchaser as provided in Clauses 3.4 and 6.3, shall be the Share Consideration.

--------------------------------------------------------------------------------

3.4 Method of Payment

    Payment of the Share Consideration shall be made in cash to the Vendor on Completion. The Purchaser undertakes to procure that on Completion it will draw down funds under facilities granted by the Financier to make repayment in full of all amounts due to the Financier under the Financing Arrangements and all amounts due by the Company to Finance Co. and by Finance Co. under the Subordinated Loan. The Vendor undertakes to procure that the Company repays all amounts due under the Financing Arrangements and by the Company to Finance Co. and by Finance Co. under the Subordinated Loan on Completion in each case through a bank account specified by the Financier.

3.5 Further Payments on Account of Consideration

    Any part of the Share Consideration that comprises Transaction Costs shall be paid by the Purchaser to the Vendor in the manner set out in Clause 3.4 by the later of:

    3.5.1 10 Business Days following receipt by the Purchaser of an invoice for any such Transaction Costs (along with such evidence as to the amounts incurred by the Vendor Group as the Purchaser reasonably requires); or

    3.5.2 if, prior to the date referred to in Clause 3.5.1 above, the Purchaser disputes the amount of any such Transaction Costs, 10 Business Days following agreement between the parties, or determination by an Independent Expert, as to the amount of the relevant Transaction Costs.

4   Condition

4.1 Condition Precedent

    Completion of the sale and purchase of the Shares by the Vendor to the Purchaser pursuant to this Agreement is conditional upon (and accordingly inter alia beneficial ownership in the Shares will not pass to the Purchaser until) the Purchaser shall have complied with the advance written notification requirements contained in the Decision and Order of the Federal Trade Commission Docket C-3815 issued on 16 June 1998 and all applicable waiting periods in connection therewith having expired including any extensions thereto.

4.2 Responsibility for Satisfaction

    The Purchaser hereby undertakes to use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible following the date of this Agreement including, without limitation, making an appropriate notification and filing the notification with the Federal Trade Commission within 30 days of this Agreement and supplying information promptly. The Vendor shall use all reasonable endeavours promptly to co-operate with and provide all necessary information and assistance reasonably required by the Purchaser in connection with the foregoing obligation.

4.3 Non-Satisfaction

    If the condition in Clause 4.1 has not been satisfied on or before the date falling six months after the date hereof or such other date as the parties may agree:-

--------------------------------------------------------------------------------

     4.3.1 the obligations of the Purchaser to purchase the Shares pursuant to Clause 2 shall lapse and no party shall have any claim against any other pursuant to Clause 2;

     4.3.2 the Purchaser shall use all reasonable endeavours to procure that:

           (i) the Financier shall agree to extend the Financing Arrangements pending sale of the Shares as contemplated by Sub-clause 4.3.3; and

           (ii) shall not, save as specified in Sub-clause 4.3.3, take any step to enforce its rights under the Financing Arrangements;

     4.3.3 the Vendor will consent to the Financier exercising its rights under the Barclays Security to sell the Shares to a third party procured by the Financier or any agent appointed by it;

     4.3.4 subject to the Vendor complying with its obligations under this Agreement in all material respects, the Purchaser will pay to the Vendor the amount by which the Third Party Sale Price falls short of the Share Consideration;

     4.3.5 if applicable, the Vendor will pay to the Purchaser the amount by which the Third Party Sale Price exceeds the Share Consideration;

     4.3.6 the Purchaser will indemnify and keep indemnified the Vendor and each member of the Vendor Group and their directors, officers and employees against all claims, liabilities, losses, costs and expenses whatsoever and howsoever incurred by any of such persons in connection with the Vendor's ownership and the proper operation of the Group Companies provided that such indemnity shall not apply to fraud or wilful default on the part of such parties;

     4.3.7 the following provision shall have effect if and for so long as this Agreement shall have been assigned by way of security to the
           Financier:

           (i) in this Sub-clause 4.3.7, "Third Party Sale Price" means the proceeds of any disposal pursuant to Clause 4.3 to the extent receivable and received by the Vendor and applied by the Financier in permanent reduction of the Alcor Financing Costs, provided that if the Shares are not disposed of by 31 March, 2000 the Third Party Sale Price shall be deemed to be zero;

           (ii) the Purchaser will pay to the Vendor an amount equal to the difference between the Alcor Financing Costs and the Third Party Sale Price and shall indemnify the Vendor against all other costs, losses and expenses incurred by the Vendor or any Vendor Group Company (other than a Group Company) in connection with the Sale of the Shares referred to in Clause 4.3.3, and

          (iii) the provisions of Clauses 8.14 to 8.17 of this Agreement shall have effect only when the Sub-clause 4.3.7 shall apply.

5   Action Pending Completion

5.1 Vendor's General Obligations

    The Vendor shall use all reasonable endeavours to procure that, pending
    Completion:

    5.1.1 each Group Company will carry on business only in the ordinary course;

--------------------------------------------------------------------------------

    5.1.2 each Group Company shall use all reasonable endeavours to preserve its assets and, in particular, will maintain in force all insurance policies and all other such insurances normally kept in force; and

    5.1.3 except as provided in this Agreement, each Group Company shall operate its business independently of the Purchaser's business. The Purchaser shall have, by reason of this Agreement, neither the intent nor the ability to influence directly or indirectly the ongoing business activities of the Vendor prior to satisfaction of the condition in Clause 4.1.

5.2 Restrictions on the Vendor
    Without prejudice to the generality of Clause 5.1, between the date of this Agreement and Completion, the Vendor shall use its reasonable endeavours to procure that each Group Company shall not:

    5.2.1 incur or enter into any agreement or commitment not in the ordinary course of business involving any capital expenditure in excess of DM5,000,000 in aggregate;

    5.2.2 incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business other than as required under the Financing Arrangements;

    5.2.3 make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

    5.2.4 allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group Company other than as required under the Financing Arrangements;

    5.2.5 acquire or agree to acquire or sell or agree to sell any shares or other interest in any company, partnership or other venture; or

    5.2.6 declare, make or pay any dividend or other distribution to shareholders other than to any Group Company;

5.3 Restrictions on the Purchaser
    The Purchaser acknowledges and agrees that, notwithstanding any provision of this Agreement, between the date hereof and Completion, it shall not directly or indirectly:

    5.3.1 be entitled to exercise any influence or control over the operations of the Vendor; or

    5.3.2 acquire any stock, share capital, equity or other interest in the Vendor.

6   Completion

6.1 Date and Place
    Subject to Clause 4, Completion shall take place at the registered office of the Purchaser 5 Business Days following fulfilment or waiver of the condition set out in Clause 4.1 or at such other place or on such other date as may be agreed between the Purchaser and the Vendor.

--------------------------------------------------------------------------------

6.2 Obligations on Completion
    On Completion the Vendor shall procure that the obligations specified in
    Schedule 1 are fulfilled.

6.3 Payment of Share Consideration

    Against compliance with the provision of Clause 6.2, the Purchaser shall pay, on the Completion Date and in the manner specified in Clause 3.4, to the Vendor the Share Consideration.

6.4 Right to Terminate

    If the provisions of Clause 6.2 are not complied with by the Vendor in all material respects by or on the date set for Completion in Clause 6.1 or waived by the Purchaser, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendor served on such date:

    6.4.1 to elect to terminate its obligations under Clause 2 of this Agreement ;or

    6.4.2 to effect Completion so far as practicable having regard to the defaults which have occurred; or

    6.4.3 to fix a new date for Completion (not being more than 20 Business
          Days after the agreed date for Completion) in which case the foregoing provisions of this Clause 6.4 shall apply to Completion as so deferred but provided such deferral may only occur once.

6.5 Consequences of Termination
    If the Purchaser elects to terminate its obligations under Clause 2 of this Agreement pursuant to Clause 6.4.1:

    6.5.1 the obligations of the Purchaser to purchase the Shares pursuant to Clause 2 shall lapse and no party shall have any claim against any other pursuant to Clause 2;

    6.5.2 the Purchaser shall use all reasonable endeavours to procure that:

          (i) the Financier shall agree to extend the Financing Arrangements pending sale of the Shares as contemplated by Sub-clause 6.5.3; and

          (ii) shall not, save as specified in Sub-clause 6.5.3, take any step to enforce its rights under the Financing Arrangements;

    6.5.3 the Vendor will consent to the Financier exercising its rights under the Barclays Security to sell the Shares to a third party procured by the Financier or any agent appointed by it;

    6.5.4 subject to the Vendor complying with its obligations under this Agreement in all material respects, the Purchaser will pay to the Vendor the amount by which the Third Party Sale Price falls short of the Share Consideration;

    6.5.5 if applicable, the Vendor will pay to the Purchaser the amount by which the Third Party Sale Price exceeds the Share Consideration;

--------------------------------------------------------------------------------

    6.5.6 the Purchaser will indemnify and keep indemnified the Vendor and each member of the Vendor Group and their directors, officers and employees against all claims, liabilities, losses, costs and expenses whatsoever and howsoever incurred by any of such persons in connection with the Vendor's ownership and the proper operation of the Group Companies provided that such indemnity shall not apply to fraud or wilful default on the part of such parties;

    6.5.7 the following provision shall have effect if and for so long as this Agreement shall have been assigned by way of security to the
          Financier:

          (i) in this Clause, "Third Party Sale Price" means the proceeds of any disposal pursuant to Clause 6.5 to the extent receivable and received by the Vendor and applied by the Financier in permanent reduction of the Alcor Financing Costs, provided that if the Shares are not disposed of by 31March, 2000 the Third Party Sale Price shall be deemed to be zero;

          (ii) the Purchaser will pay to the Vendor an amount equal to the difference between the Alcor Financing Costs and the Third Party Sale Price and shall indemnify the Vendor against all other costs, losses and expenses incurred by the Vendor or any Vendor Group Company (other than a Group Company) in connection with the Sale of the Shares referred to in Clause 6.5.2, and

          (iii)the provisions of Clauses 8.14 to 8. 17 of this Agreement shall have effect only when sub-clause 6.5.7 shall apply.

7   Warranties

7.1 Incorporation of Schedule 3

    7.1.1 The Vendor warrants and represents to the Purchaser and its successors in title in the terms set out in Schedule 2 subject only to:

          (i) any matter expressly provided for under the terms of this Agreement; and

          (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

    7.1.2 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon, amongst other things, the Warranties. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of the said Schedule or by anything in this Agreement. Breach of any of the Warranties will not adversely affect any of the Purchaser's obligations under Clause 4.3.

7.2 Updating to Completion
    The Vendor further warrants to the Purchaser and its successors in title that:

    7.2.1 subject to Clause 7.1, the Warranties will be fulfilled down to and will be true and accurate in all respects and not misleading in any respect at Completion as if they had been given again at Completion; and

--------------------------------------------------------------------------------

     7.2.2 if after the signing of this Agreement and before Completion any event shall occur or matter arises which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion the Vendor shall immediately notify the Purchaser in writing fully thereof prior to Completion and the Vendor (at its own cost) shall make any investigation concerning the event or matter which the Purchaser may reasonably require.

7.3  Limitation of Liability

     The provisions of Schedule 3 shall apply.

7.4  Effect of Completion

     The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction of the condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.

7.5  Right of Termination

     If prior to Completion it shall be found that any of the Warranties was, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading (in any respect which is material in the context of the acquisition of the Shares contemplated herein) the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate its obligations under Clause 2 of this Agreement but failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser or its successors in title arising out of any breach of Warranty.

7.6  Consequences of Termination

     If the Purchaser elects to terminate its obligations under Clause 2 of this Agreement pursuant to Clause 7.5:

     7.6.1 the obligations of the Purchaser to purchase the Shares pursuant to Clause 2 shall lapse and no party shall have any claim against any other pursuant to Clause 2;

     7.6.2 the Purchaser shall use all reasonable endeavours to procure that:

           (i) the Financier shall agree to extend the Financing Arrangements pending sale of the Shares as contemplated by Sub-clause 7.6.3; and

           (ii) shall not, save as specified in Sub-clause 7.6.3, take any step to enforce its rights under the Financing Arrangements;

     7.6.3 the Vendor will consent to the Financier exercising its rights under the Barclays Security to sell the Shares to a third party procured by the Financier or any agent appointed by it;

     7.6.4 subject to the Vendor complying with its obligations under this Agreement in all material respects, the Purchaser will pay to the Vendor the amount by which the Third Party Sale Price falls short of the Share Consideration;

     7.6.5 if applicable, the Vendor will pay to the Purchaser the amount by which the Third Party Sale Price exceeds the Share Consideration;

     7.6.6 the Purchaser will indemnify and keep indemnified the Vendor and each member of the Vendor Group and their directors, officers and employees against all claims, liabilities, losses, costs and expenses whatsoever and howsoever incurred by any of such persons in connection with the Vendor's ownership and the proper operation of the Group Companies provided that such indemnity shall not apply to fraud or wilful default on the part of such parties;

     7.6.7 the following provision shall have effect if and for so long as this Agreement shall have been assigned by way of security to the
           Financier:

           (i) in this Clause, "Third Party Sale Price" means the proceeds of any disposal pursuant to Clause 7.6 to the extent receivable and received by the Vendor and applied by the Financier in permanent reduction of the Alcor Financing Costs, provided that if the Shares are not disposed of by 31 March,the Purchaser will pay to the Vendor an amount equal to the difference between the Alcor Financing Costs and the Third Party Sale Price and shall indemnify the Vendor against all other costs, losses and expenses incurred by the Vendor or any Vendor Group Company (other than a Group Company) in connection with the Sale of the Shares referred to in Clause 7.6.1, and

           (ii) the provisions of Clauses 8.14 to 8.17 of this Agreement shall have effect only when sub-clause 7.6.7 shall apply.

7.7  Information from Group Companies

     The Vendor agrees with the Purchaser (for itself and as trustee for each Group Company and their respective officers, employees and agents) to assign to the Purchaser any rights, remedies or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or their respective officers, employees, former shareholders or agents in connection with (i) the Alcor Purchase or; (ii) (save in respect of any fraud or wilful default on the part of such person) assisting the Vendor in the making of any representation and the giving of the Warranties.

8    Other Provisions

8.1  Announcements

     No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser without the prior written approval of the other party. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties insofar as is reasonably practicable before complying with such an obligation.

8.2  Successors and Assigns

     8.2.1 Subject to Clause 8.2.2 and Clause 8.2.3, this Agreement is personal to the parties to it and accordingly, neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement.

     8.2.2 Except as otherwise expressly provided in this Agreement, the Purchaser or the Vendor may, without the consent of the other, assign to a connected company the benefit of all or any of the other party's obligations under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company. For the purposes of this sub-clause a "connected company" is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

     8.2.3 The Vendor may, without the consent of the Purchaser, assign or procure the assignment to all or any of the Financiers all or any of the Vendor's rights and benefits under this Agreement (in which case such Financier(s) shall be entitled to exercise all rights or discretions vested in the Vendor under this Agreement.)

8.3  Variation

     No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

8.4  Time of the Essence

     Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

8.5  Further Assurance

     At any time after the date of this Agreement the Vendor shall and shall use its best endeavours to procure that any necessary third party shall execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

8.6  No Double Recovery

     The Vendor agrees that it shall not be entitled, whether pursuant to this Agreement or any other agreement, to the recovery of any Transaction Costs or any amounts due under Clauses 3.3, 4.3, 6.5 or 7.6 more than once.

8.7  Interest

     If the Vendor or the Purchaser default in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a rate per annum of 2per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded with monthly rests.

8.8  Notices

      8.8.1 Any notice, claim or demand in connection with this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

            In the case of the Vendor to:

            High Field
            Row Dow Lane
            Shoreham
            Kent TN15 6XN

            Attention: Graham North



            With a copy to Barclays Bank plc

            5 The North Colonade

            Canary Wharf

            London  E14 4BB

            Fax:  0171 773 4894

            Attention:  Karl Nolson

            In the case of the Purchaser to The Associated Octel Company
            Limited:

            Suite 2
            Fourth Floor
            Berkeley Square House
            Berkeley Square
            London
            W1X 6DT



            Fax: 0171 647 2800

            Attention:  The Company Secretary

      8.8.2 Any Notice may be delivered by hand or sent by fax or prepaid post (first class in the case of service in the United Kingdom and airmail in the case of international service). Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by messenger, telegram, telex or fax, or 60 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand.

8.9  Invalidity

     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

8.10  Counterparts

      This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

8.11  Expert Determination

      Where this Agreement provides for, or envisages, the appointment of an Independent Expert, the following shall apply:

      8.11.1 the Independent Expert shall be an expert agreed upon by the parties or, failing agreement within one month of either party initiating (or attempting to initiate) discussions on the identity of such expert, the expert shall be selected, on the application of either party, by the President for the time being of the Institute of Chartered Accountants in England and Wales;

     8.11.2 the Independent Expert shall be deemed to act as expert and not as arbitrator in any determination made by it hereunder;

     8.11.3 in the absence of negligence, manifest error or bad faith, the Independent Expert's determination shall be conclusive and binding; and each party shall bear its own costs and the reasonable costs of the Independent Expert shall be borne equally between the parties.

8.12 Governing Law and Submission to Jurisdiction

     8.12.1 This Agreement shall be governed by and construed in accordance with English law.

     8.12.2 Both parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. Both parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. This Clause 8.12.2 is for the benefit of the Purchaser and shall not limit its right to take proceedings in any other court of competent jurisdiction.

     8.12.3 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

8.13 Entire Agreement

     This Agreement (together with the documents referred to herein) constitutes the entire agreement and understanding between the parties hereto with respect to the matters contemplated by this Agreement and supersedes any previous agreement between the parties hereto in relation to such matters. Each party hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation, warranty, agreement, statement or undertaking not set out in this Agreement or such other documents referred to herein and that (in the absence of fraud) it will not have any right or remedy arising out of any such representation, warranty, agreement, statement or undertaking.

8.14  Set-off

      All sums payable under this Agreement shall be paid in full without set-off or counter-claim and free and clear of and without deduction of or withholding for or on account of any present or future taxes, duties or other charges except as required by law. If any such payment shall be subject to any such tax or if any party to this Agreement shall be required by law to make any such deduction or withholding, such party will pay such tax, will ensure that such payment, deduction or withholding will not exceed the minimum legal liability therefor and will pay to the other party such additional amounts as will result in that other party receiving a net amount equal to the full amount which it would have received had no such payment, deduction or withholding been required.

8.15  Nature of Purchaser's Obligation
      The Purchaser acknowledges and agrees that its obligation to make any payment to the Vendor under this Agreement is a primary obligation and shall:

      (a) be an absolute, unconditional and irrevocable obligation, independent of any of its other obligations whatsoever including, without limitation, any obligations it may have to the Vendor or any other person and independent of the Vendor's obligations to it (whether under this Agreement or otherwise);

      (b) not be discharged, impaired or otherwise affected or limited in any way whatsoever by any act, omission, matter, fact, circumstances or thing, whether or not known to the Purchaser, the Vendor or any other person, including, without limitation;

           (i) any variation, amendment, supplement, abrogation, invalidity or unconstitutionally of any document or the failure of the Vendor to fulfil any of its obligations thereunder;

           (ii) the winding-up or dissolution of the Vendor or any moratorium in relation to, or rescheduling of, its indebtedness or any other composition with creditors, or any change in the status, function, control or ownership of the Vendor;

          (iii) any defect in the constitution or incorporation of, or any legal limitation, disability, incapacity or other circumstances relating to, the Vendor or any other relevant person;

          (iv) any part of the Alcor Financing Costs being or becoming illegal, invalid, unenforceable or ineffective in any respect;

          (v) any time, concession, waiver, consent or other indulgence being granted or agreed to be granted to the Vendor or any other person in respect of any part of the Alcor Financing Costs;

          (vi) the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Vendor or any other person;

          (vii) any time, concession, waiver, consent or other indulgence being granted or agreed to be granted to the Vendor or any other person in respect of any part of the Alcor Financing Costs;

          (viii) the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Vendor or any other person;

          (ix) any other act, event, matter, limitation or omission which might otherwise operate to discharge, impair or affect any part of the Alcor Financing Costs or any of the obligations of the Purchaser under this Agreement or any rights, powers or remedies conferred on the Vendor by this Agreement or by law, to the intent that the Purchaser's obligations under this Agreement shall be and remain in full force and effect and this Agreement be construed accordingly as if there were no such acts, omissions, matters, facts, circumstances or things as contemplated by this Clause 8.15;

     (c) continue until such date as the Alcor Financing Costs have been permanently paid and discharged in full, notwithstanding the fact that the amount of Alcor Financing Costs may at any time be zero and notwithstanding any failure by the Vendor to reduce or otherwise mitigate the extent of Alcor Financing Costs at any time.

8.16 Where any discharge (whether in respect of the Alcor Financing Costs or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Purchaser under this Agreement shall continue as if the discharge or arrangement had not occurred (but only to the extent that such payment, security or other disposition is avoided or restored).

8.17 The Purchaser indemnifies the Vendor on demand against any loss or liability suffered by it if any obligation of the Purchaser under this Agreement is or becomes unenforceable, invalid or illegal.


     AS WITNESS this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

      SIGNED by

      on behalf of Oboadler Holdings
      LIMITED in the presence of:



      SIGNED by

      on behalf of THE ASSOCIATED
      OCTEL COMPANY LIMITED in
      the presence of:

                                  Schedule 1

                            Completion Obligations


1    General

     On Completion the Vendor shall deliver or make available to the Purchaser:

1.1 transfers of the Shares duly executed by the registered holder(s) in favour of the Purchaser or as it may direct accompanied by the relative share certificate(s) (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

1.2 the written resignations of each of the directors and secretaries of the Company from his office as a director or secretary to take effect on the date of Completion with acknowledgements signed by each of them in a form satisfactory to the Purchaser and executed as a deed to the effect that he has no claim against any Group Company for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise together, if relevant, with all credit cards (if any) in the name of each Group Company issued to any of the persons so resigning;

1.3 the written resignations of the auditors of the Company to take effect on the date of Completion, with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against the Company;

1.4 (for the Purchaser itself and as agent for the Company) the certificates of incorporation, corporate seals (if any), statutory and other books of each Group Company (duly written up-to-date) and the share certificates in respect of each of the Alcor Subsidiaries unless held by the Financiers;

1.5 such financial and accounting books and records of each Group Company as are in the possession of each Group Company;

1.6 (if the Purchaser so requires) irrevocable powers of attorney (in such form as the Purchaser may reasonably require) executed by the Vendor in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfer) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

1.7 such bank statements of all bank accounts of all Group Companies as at the date not more than three Business Days prior to Completion as are in the possession of such Group Companies.

2    Board Resolutions Of The Group Companies

     On Completion the Vendor shall procure the passing of Board Resolutions of the Company inter alia:

2.1 (if so required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

2.2 accepting the resignations referred to in paragraph 1.2 of this Schedule and appointing such persons (within the maximum number permitted by the constitution of the relevant company) as the Purchaser may nominate as directors and secretary;

2.3  approving the registration of the share transfers referred to in paragraph
     1.1 of this Schedule;

2.4 accepting the resignations referred to in paragraph 1.3 of this Schedule and appointing PricewaterhouseCoopers as auditors of each Group Company;

2.5 changing its registered office in accordance with any instructions given by the Purchaser not later than 3 Business Days prior to the Completion Date; and

2.6 changing its accounting reference date in accordance with any instructions given by the Purchaser,

and shall hand to the Purchaser duly certified copies of such Resolutions.

                                  Schedule 2

                 Warranties given by the Vendor under Clause 7


1 The Vendor is a company duly incorporated and validly existing under its country of incorporation.

2 The Vendor has the legal right and full power and authority to enter into and perform this Agreement which when executed will constitute valid and binding obligations on the Vendor, in accordance with its terms.

3 The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement will not:

3.1 result in a breach of any provision of the memorandum or articles of association of the Vendor; or

3.2 result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance other than under the Financing Arrangements under any agreement, licence or other instrument or result in a breach of any order, judgement or decree of any Court, governmental agency or regulatory body to which the Vendor is a party or by which the Vendor or any of its assets is bound.

4 The Vendor will, at Completion, be entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement without the consent of any third party other than under the Financing Arrangements.

5 To the best of the knowledge, information and belief of the Vendor, having made due and careful enquiries, the Shares comprise the whole of the allotted and issued share capital of the Company, have been properly and validly allotted and issued and are each fully paid.

                                  Schedule 3

                   Limitation of Liability under Clause 7.3


     Notwithstanding the provisions of Clauses 7.1 and 7.2, the Vendor shall not be liable for breach of Warranty under this Agreement:

1 Time Limits: in respect of any claim unless notice of such claim is given in writing by the Purchaser to the Vendor setting out such details as are available of the specific matter in respect of which the claim is made, within 12months following Completion;

2 Minimum and Maximum Claims: in respect of any claim arising from any single circumstance if the amount of the claim does not exceed US$10,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) and in respect of all claims to the extent that the amount claimed exceeds the Total Consideration.

     Fraud etc: None of the limitations above shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee of the Vendor.